Final Draft — 3/18/05

NEWS RELEASE	For Additional Information Contact: David A. Zuege (414) 327-1700

For Immediate Release

OILGEAR ANNOUNCES INCREASED SALES AND EARNINGS FOR 2004;
EXPECTS TO RESTATE PRIOR YEARS’ RESULTS

Milwaukee, Wis., March 18, 2005 . . . The Oilgear Company (Nasdaq:OLGR) today announced expected results for the fourth quarter and year ended December 31, 2004.

The company expects to report net sales for the fourth quarter of 2004 of $24.8 million, a 16% increase from net sales of $21.4 million for the fourth quarter of 2003. Net sales for the year 2004 are expected to be $94.4 million, a 17% increase from sales of $81.0 million in the prior year.

Although our year-end review process has not been completed, net earnings are expected to be approximately $208,000 or $0.11 per share for the fourth quarter of 2004 and $423,000 or $0.21 per share for the year. This compares to a net loss of $65,000 in the fourth quarter of 2003 and a net loss of $1.8 million for the year 2003.

Orders for the fourth quarter of 2004 were $23.3 million, a 32% increase from orders of $17.6 million in the fourth quarter of 2003. Orders for 2004 totaled $99.5 million, up 24% from $80.3 million in 2003. The backlog at December 31, 2004 was $34.0 million, up from $29.6 million at the end of 2003.

“Oilgear participated fully in the strong recovery which occurred in the fluid power industry in 2004,” said David A. Zuege, president and chief executive officer. “We are also encouraged by a strong start in 2005. Orders in the first two months of 2005 amounted to over $20 million, pushing the backlog over $40 million. All of our plants are operating at full capacity.”

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The company also announced that it expects to restate its financial statements for the years 1999 through 2003 to correct for accounting errors identified by the company in its Italian subsidiary during the preparation of its 2004 year-end financial statements. The errors were not previously detected in the translation to GAAP accounts or in the consolidation process. The restatements will reduce the company’s reported shareholders’ equity by approximately $750,000, are not expected to affect the results of operations reported for 2003 or 2004, and will have no effect on the company’s cash flows or compliance with bank covenants.

“We are continuing our investigation into the errors and will take appropriate corrective actions to prevent an occurrence of this type in the future,” said Zuege. “We expect to release our 2004 financial results this month, but due to the restatement, may request an extension of the due date for the 10-K report until April 15, 2005,” he added.

A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following could impact the business and financial prospects of the Company: factors affecting our financial performance or condition, including restrictions or conditions imposed by our current and prospective lenders and our ability to obtain new financing arrangements in a timely manner or on acceptable terms and the costs of complying with recent accounting, disclosure and corporate governance requirements; factors affecting the Company’s international operations, including fluctuations in currencies, changes in laws and political or financial insecurity of foreign governments; factors affecting the Company’s ability to hire and retain competent employees, including unionization of non-union employees and strikes or work stoppages; factors affecting percentage of completion contracts, including the accuracy of estimates and assumptions regarding the timing and levels of costs to complete those contracts; factors affecting the economy generally, including an economic slowdown and other conditions that could reduce demand for the Company’s products; decrease in stock price as a result of market conditions; changes in the law or standards applicable to the Company, including environmental laws and accounting pronouncements; availability of raw materials; unanticipated technological developments that result in competitive disadvantages and may impair existing assets; and factors set forth in the Company’s periodic reports filed with the SEC in accordance with the Securities Exchange Act. Shareholders, potential investors and other readers are urged to consider these factors and those set forth in the Company’s filings with the SEC carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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